EXHIBIT 99.1

AutoZone Elects New Board Member

MEMPHIS, Tenn., Feb. 7, 2013 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced the election of Linda A. Goodspeed to the AutoZone Board of Directors. Ms. Goodspeed is senior vice president and chief information officer (CIO) of The ServiceMaster Company, a position she has held since 2011. "Linda's extensive background in information technology and the automotive industry will complement and enhance the collective skills of our Board," said Bill Rhodes, Chairman, President & CEO. "We are fortunate to have her as a new Board member."

Prior to joining The ServiceMaster Company, Ms. Goodspeed was vice president of information systems for Nissan North America, Inc.

About AutoZone:

As of November 17, 2012, AutoZone sells auto and light truck parts, chemicals and accessories through 4,703 AutoZone stores in 49 U.S. states plus the District of Columbia and Puerto Rico and 325 stores in Mexico and one store in Brazil.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, non-automotive products and subscriptions to the ALLDATAdiy product through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

CONTACT: Media:
         Ray Pohlman
         866-966-3017
         ray.pohlman@autozone.com
         Financial:
         Brian Campbell
         901 495-7005
         brian.campbell@autozone.com